Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "PAPERCLIP INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF OCTOBER, A.D. 2006, AT 5:53 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

4231750 8100

060923781

AUTHENTICATION: 5100095

DATE: 10-10-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:17 PM 10/06/2006
FILED 05:53 PM 10/06/2006
SRV 060923781 - 4231750 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be:
PAPERCLIP INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is forty million (40,000,000) shares. Thirty million (30,000,000) shall be Common Stock, with a par value of .001 and ten million (10,000,000) shall be Blank Check Preferred Stock with a par value of .001. The Blank Check Preferred Stock terms and conditions will be determined by the company Board of Directors.

FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 6th day of October, A.D. 2006.

Corporation Service Company, Incorporator

By: ______________________

Name: Carolyn M. Nye
Assistant Secretary

City of Wilmington
County of New Castle
Dated: October 6, 2006

ORGANIZATION ACTION IN WRITING OF INCORPORATOR

OF

PAPERCLIP INC.

The following action is taken this day through this instrument by the incorporator of the above corporation:

1. The election of the following person[s] to serve as the director[s] of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

WILLIAM WEISS
D. MICHAEL BRIDGES
MICHAEL SULESKI

Corporation Service Company, Incorporator

By: [signature]
Name: Carolyn M. Nye
Assistant Secretary